Exhibit 10.3

August 1, 2013

BY HAND DELIVERY

Employee Name

Employee Address

Re:  Retention Letter

Dear Name:

You are a highly valuable employee of Cubist Pharmaceuticals GmbH, an affiliate of Cubist Pharmaceuticals, Inc.  Cubist wishes to retain you as an employee of its affiliate and is therefore willing to make certain commitments in order to induce you to remain an employee.  This letter will confirm the agreement between you and Cubist (“Agreement”) in that regard.  The Agreement is as follows:

1.             Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)         “Cause” means: (i) you commit an act of dishonesty, fraud or misrepresentation in connection with your employment; (ii) you are convicted of, or plead nolo contendere to, a felony or a crime involving moral turpitude; (iii) you breach any material obligation under your Employment Agreement with Cubist Pharmaceuticals GmbH or CUBIST’s Code of Conduct and Ethics or any similar policy governing your employment with a successor organization; (iv)  you engage in substantial or continuing inattention to or neglect of your duties and responsibilities reasonably assigned to you by CUBIST; (v) you engage in substantial or continuing acts to the detriment of Cubist or inconsistent with CUBIST’s policies or practices; or (vi) you fail to carry out the reasonable and lawful instructions of your supervisor or the CUBIST Board of Directors that are consistent with your duties.  For the avoidance of doubt, “Cause” does not include a termination of employment due to your death or disability.

(b)         “Cubist” means Cubist Pharmaceuticals, Inc., its affiliates and any successor organization, except as otherwise specified; Cubist and all of its affiliates being referred to as CUBIST.

(c)          “Good Reason” means, in connection with a Change of Control: (i) the failure of Cubist Pharmaceutical GmbH to employ you in your current or a substantially similar position, without regard to title, such that your duties and responsibilities are materially diminished without your consent; (ii) a material reduction in your total target cash compensation without your consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of Cubist Pharmaceutical GmbH’s employees); or (iii) a material change in the geographic location of your primary place of employment from your current site of employment without your consent; provided however, if any of these conditions purportedly occur, in order to be able to terminate your employment for “Good Reason” hereunder:  (x) you are required to provide notice of any such condition to Cubist’s Board of Directors within 60 days of the initial occurrence of the condition, (y) CUBIST will then have 30 days to remedy the purported condition, and (z) if CUBIST fails to remedy such condition, you must separate from service not later than 60 days following the end of such thirty-day period.

(d)         “Change of Control” means (1) the closing of (A) any consolidation or merger of Cubist in which Cubist is not the continuing or surviving corporation or pursuant to which shares of Cubist common stock would be converted into cash, securities or other property, other than a merger or consolidation in which the holders of Cubist common stock immediately prior to the merger or consolidation will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger or consolidation as before the merger or consolidation, or (B) any sale, lease, exchange or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of Cubist, or (2) the date on which any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Cubist or a subsidiary or an employee benefit plan or trust maintained by Cubist or any of its subsidiaries shall become (together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Exchange Act) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Stock outstanding at the time, with the prior approval of Cubist’s Board of Directors, or of more than 25% of such shares, without the prior approval of Cubist’s Board of Directors, or (3) a change in the composition of Cubist’s Board of Directors over a period of 36 consecutive months or less such that a majority of the members of the Board (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

For purposes of this Section 1(d), the term “Cubist” shall mean Cubist Pharmaceuticals, Inc. and shall not include any successor organization.

(e)          “Bonus” shall mean the greater of either (i) the current year target annual bonus amount or (ii) the previous year’s actual bonus amount.

2.                                      Severance.  (a) Except as set forth in Section 2(b) below, in the event that your employment is terminated by Cubist Pharmaceuticals GmbH for any reason other than for Cause, then, following, and subject to, receipt by Cubist of your signed and effective release of claims as more fully described in Section 7 below (and your not revoking such release during any applicable revocation period), Cubist Pharmaceuticals GmbH shall pay you starting sixty (60) days following the date of your employment termination (or the next succeeding business day if such date is not a business day), an amount equal to eighteen (18) months of your then-current base salary, with such payment to be made in twelve (12) equal semi-monthly installments, with the first payment retroactive to the day immediately following the date your employment terminated.

(b) In the event that your employment is terminated within twenty-four (24) months after a Change of Control but prior to a sale by Cubist of all or substantially all of the business and/or assets of Cubist Pharmaceuticals GmbH, either (i) by Cubist Pharmaceuticals GmbH for any reason other than for Cause or (ii) by you for Good Reason, then, following, and subject to, receipt by Cubist of your signed and effective release of claims as more fully described in Section 7 below (and your not revoking such release during any applicable revocation period), Cubist Pharmaceuticals GmbH shall make a one-time, lump-sum payment to you equal to eighteen (18) months of your then current base salary plus Bonus on the sixtieth (60th) day following the termination of your employment (or the next succeeding business day if such date is not a business day).

(c)  Any severance amounts due to you under this Agreement shall be reduced by any payment due by CUBIST to you for the period starting on the day notice of termination is given and ending on the date on which your employment actually terminates.

3.                                      Withholding.  All payments made by Cubist under this Agreement shall be reduced by any tax, employee social security contributions or other amounts required to be withheld by Cubist under applicable law.

4.                                      Equity Acceleration.  In the event that you become entitled to severance payments under Section 2(b) of this Agreement, then all outstanding unvested equity-based compensation awards granted to you under any equity plan of Cubist Pharmaceuticals, Inc. prior to the Change of Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards or in the underlying equity plan, and Cubist and you hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision.

5.                                      No Contract of Employment.  This Agreement is not a contract of employment for a specific term, and your employment may be terminated by Cubist Pharmaceuticals GmbH at any time in accordance with your employment agreement.

6.                                      Employee Release.  Any obligation of Cubist Pharmaceuticals GmbH to provide you severance payments or other benefits under this Agreement is expressly conditioned upon your reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to Cubist within the time period specified in such release (which in all events shall be no earlier than the thirty-second (32nd) day or later than the fiftieth (50th) calendar day following the date on which your employment terminates).  Cubist shall provide you with the general release promptly after the date on which you give or receive, as the case may be, notice of termination of your employment.

7.                                      Assignment.  You shall not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of Cubist.  Cubist may assign its rights and obligations under this Agreement without your consent. This Agreement shall inure to the benefit of and be binding upon you and Cubist, and each of our respective successors, executors, administrators, heirs and permitted assigns, including any person or entity that acquires the business assets of Cubist Pharmaceuticals, Inc. in a Change of Control.

8.                                      Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

9.                                      Miscellaneous.  This Agreement will commence on the date hereof and will expire three (3) years from the date hereof, unless Cubist Pharmaceuticals, Inc. experiences a Change of Control prior to the expiration of the term of this Agreement, in which case this Agreement will expire on the later of: (a) three (3)

years from the date hereof or (b) two (2) years from the date of the closing of such Change of Control.  This Agreement sets forth the entire agreement between you and Cubist in connection with the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, other than any obligations set forth in your Employment Agreement with Cubist Pharmaceuticals GmbH, which obligations shall remain in full force and effect.  In consideration of the payments and benefits provided to you hereunder, you agree that, in the event your employment with CUBIST terminates, such payments and benefits shall be in complete satisfaction of any and all obligations that CUBIST may have to you, including under any severance guidelines, practices or policies that CUBIST may have in place during your employment or at or after your employment terminates.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of Cubist.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles.

10.                               Arbitration.  Any dispute arising under or relating to this Agreement shall be resolved exclusively by arbitration conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time such arbitration is conducted.  All hearings shall be held in Boston, Massachusetts.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.   The parties shall bear equally the costs of arbitration, including the costs of the arbitrator.

If the foregoing is acceptable to you, please sign both copies of this letter in the space provided, at which time this letter will take effect as a binding agreement between you and Cubist.  Please keep one original for your records and return one original to me.

Cubist Pharmaceuticals, Inc.

By:
Michael W. Bonney
Date:

Accepted and Agreed:

By:
Name:
Date: